Exhibit 99

                                  PRESS RELEASE

GREENVILLE, S.C., July 21, 2006 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced earnings of $1.75 million for the first six months ended June 30, 2006, an increase of 64% or $687,000 over net income of $1.07 million reported for the same period in 2005. The net income for the first six months ended June 30, 2006 equaled an annualized return on average equity of 20.56%.

Earnings per diluted share for the six months ended June 30, 2006, were $.48, an increase of 55% compared to $.31 per diluted share for the same period last year. The earnings per share data have been adjusted for a 10% stock dividend to be paid on August 31, 2006 for shareholders of record August 10, 2006.

Net income for the quarter ended June 30, 2006, increased by 48% over the same period in 2005 to $834,000 or $.23 per diluted share compared to net income of $564,000 or $.16 per diluted share for the same period last year, an increase of 44% in earnings per diluted share.

Total assets ended the quarter at $290 million, an increase of 15% over total assets of $252 million at December 31, 2005. Loans, net of reserves for losses, grew to $215 million, an increase of 9% above year end 2005 totals of $197 million. Deposits equaled $252 million at June 30, 2006, compared to $222 million at December 31, 2005, or an increase of 14%.

The earnings increase experienced during the first half of 2006 was driven by growth in earning assets and an improved net interest margin. Net interest income for the quarter and six months ended June 30, 2006, increased by 32% and 47%, respectively, or $739,000 and $1.97 million, respectively. Net interest margin improved over year earlier levels as earning assets re-priced more quickly than interest bearing liabilities due to the increases in the prime lending rate in the first half of 2006.

Non interest expenses grew at a slightly higher rate during the first half of 2006 than in the year earlier period due to the addition of a new branch office in the Anderson, S.C. market. Non interest expenses for the first six months of 2006 equaled 58% of total net revenues for the period compared to 54% for the same period of 2005.

"The performance during the first six months of 2006 is very encouraging" stated Mason Y. Garrett, Chairman of GrandSouth. "We continue to see good growth opportunities in each of the markets we serve and believe we have the right mix of banking professionals and products to meet our customers' needs. We are also pleased to announce a 10% stock dividend to our shareholders of record on August 10, 2006 for delivery on August 31, 2006 with fractional shares paid cash in lieu of stock."

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C., 325 South Main Street, Fountain Inn, S.C. and at 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  At June 30,    At December 31,
                                                      2006          2005 (1)
                                                  (Unaudited)      (Audited)
                                                  -----------      ---------
ASSETS
Cash and Due From Banks ........................   $ 22,249        $ 12,940
Investment Securities ..........................     39,375          28,958
Loans, net .....................................    214,866         197,312
Other Assets ...................................     14,009          12,738
                                                   --------        --------

Total Assets ...................................   $290,499        $251,948
                                                   ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...................   $ 13,398        $ 12,321
Interest bearing deposits ......................    238,573         209,340
                                                   --------        --------
            Total deposits .....................    251,971         221,661

Borrowings .....................................     16,500          12,400
Other liabilities ..............................      4,358           1,759
                                                   --------        --------
            Total liabilities ..................    272,829         235,820

Shareholders' equity ...........................     17,670          16,128
                                                   --------        --------

Total liabilities and shareholders' equity .....   $290,499        $251,948
                                                   ========        ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                   Three Months                 Year-to-date
                                                                                  Ended June 30,                Ended June 30,
                                                                                  --------------                --------------
                                                                               2006           2005           2006             2005
                                                                               ----           ----           ----             ----
Total interest income ..............................................      $    5,690      $    3,784      $   10,852      $    6,919

Total Interest expense .............................................           2,655           1,483           4,701           2,733
                                                                          ----------      ----------      ----------      ----------
            Net interest income ....................................           3,035           2,301           6,151           4,186

Provision for possible loan losses .................................              85             275             305             500
                                                                          ----------      ----------      ----------      ----------
            Net interest income after provision for possible
                 loan losses .......................................           2,950           2,026           5,846           3,686

Total noninterest income ...........................................             172             149             307             287

Total noninterest expense ..........................................           1,879           1,279           3,553           2,279
                                                                          ----------      ----------      ----------      ----------
            Income before taxes ....................................           1,243             896           2,600           1,694

Income tax expense .................................................             409             332             846             627
                                                                          ----------      ----------      ----------      ----------
            Net Income .............................................      $      834      $      564      $    1,754      $    1,067
                                                                          ==========      ==========      ==========      ==========
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING (2) .................................       3,372,298       2,620,360       3,372,298       2,620,360
                                                                          ==========      ==========      ==========      ==========
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED (2) ........................       3,660,077       3,552,715       3,651,244       3,543,805
                                                                          ==========      ==========      ==========      ==========
NET INCOME PER COMMON SHARE, BASIC (2) .............................      $     0.25      $     0.22      $     0.52      $     0.41
                                                                          ==========      ==========      ==========      ==========
NET INCOME PER COMMON SHARE, DILUTED (2) ...........................      $     0.23      $     0.16      $     0.48      $     0.31
                                                                          ==========      ==========      ==========      ==========

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.
(2) The company declared a 10% stock divdend on July 19, 2006. Weighted average common shares outstanding have been adjusted to reflect this stock dividend.

July 21, 2006


Dear Shareholder:

Please find enclosed with this letter a copy of our release of earnings and financial information for the quarter and six months ended June 30, 2006. As you will see from the enclosed, the company performed well for the period. We experienced continued growth in earnings per diluted share which was fueled by higher levels of earning assets, improved net interest margin and controlled growth in non interest expenses.

Earnings for the six months ended June 30, 2006, were $1.75 million, or $.48 per diluted share, an increase of 55% compared to $1.07 million, or $.31 per diluted share for the same period last year. For the quarter ended June 30, 2006, net income equaled $834,000, or $.23 per diluted share compared to net income of $564,000, or $.16 per diluted share for the second quarter of 2005, an increase of 44% in earnings per diluted share. Net income for the first six months of 2006 represented an annualized return on average equity of 20.56%.

We are very pleased with the Company's performance year-to-date. We are also pleased to announce that the Board of Directors approved a 10% stock dividend to be issued on August 31, 2006 to shareholders of record on August 10, 2006.

As always, we appreciate your continued support.


Mason Y. Garrett, Chairman




Ronald K. Earnest, President